Exhibit 99

MASCO CORPORATION REPORTS FIRST QUARTER 2020 RESULTS

Key Results

•	Sales increased 4 percent to $1.6 billion; in local currency, sales increased 5 percent

•	Operating profit for the quarter increased 14 percent to $225 million; adjusted operating profit increased 11 percent to $228 million

•	Earnings per share from continuing operations increased 33 percent to $0.48 per share; adjusted earnings per share from continuing operations increased 24 percent to $0.46 per share

•	Returned $639 million to shareholders through share repurchases and dividends in the quarter

•	Liquidity at the end of the quarter was $1,767 million, including full availability on $1.0 billion revolving credit facility

LIVONIA, Mich. (April 29, 2020) - Masco Corporation (NYSE: MAS), one of the world’s leading manufacturers of branded home improvement and building products, reported its first quarter results.

“We delivered strong top and bottom-line growth and expanded margins in the quarter while managing through the initial challenges we faced in addressing the COVID-19 pandemic,” said Masco President and CEO, Keith Allman. “I am extremely proud of how our people have responded and adapted to this rapidly changing environment. The entire organization has united to protect the safety of our employees and support our customers and communities, while still successfully running the business. Our focus remains on the health and safety of our employees, maintaining business operations, and executing on our plans to ensure continued long-term success for Masco.”

2020 First Quarter Commentary

•	On a reported basis, compared to first quarter 2019:

•	Net sales increased 4 percent to $1.6 billion; in local currency, net sales increased 5 percent

•	In local currency, North American sales increased 8 percent and international sales decreased 3 percent

•	Gross margins increased 10 basis points to 34.6 percent from 34.5 percent

•	Operating profit increased 14 percent to $225 million

•	Operating margins increased 120 basis points to 14.2 percent from 13.0 percent

•	Income from continuing operations increased to $0.48 per share, compared to $0.36 per share

•	Compared to first quarter 2019, results for key financial measures, as adjusted for certain items (see Exhibit A) and with a normalized tax rate of 26 percent, were as follows:

•	Gross margins increased 30 basis points to 34.8 percent compared to 34.5 percent

•	Operating profit increased 11 percent to $228 million from $206 million

•	Operating margins increased 80 basis points to 14.4 percent compared to 13.6 percent

•	Income from continuing operations increased to $0.46 per share, compared to $0.37 per share

•	Liquidity at the end of the first quarter was $1,767 million, including full availability on $1.0 billion revolving credit facility

•	Repurchased 14.2 million shares in the quarter

•	Plumbing Products’ net sales increased 2 percent (3 percent excluding the impact of foreign currency) due to strong sales of North American plumbing products

•	Decorative Architectural Products’ net sales increased 9 percent, driven by strong sales of paint and other coatings products

“We are taking actions to reduce our expenses and preserve our strong liquidity by reducing our variable costs, implementing a hiring and wage freeze, delaying non-critical capital expenditures, and temporarily suspending our share repurchase activity,” continued Allman. “While our near-term results will be impacted, with our portfolio of lower ticket, repair and remodel-oriented products, we expect demand for our products will be solid as we recover from the pandemic. We believe our work over the past few years to improve our portfolio and strengthen our balance sheet has positioned Masco very well to weather this storm and create long-term shareholder value.”

About Masco

Headquartered in Livonia, Michigan, Masco Corporation is a global leader in the design, manufacture and distribution of branded home improvement and building products. Our portfolio of industry-leading brands includes Behr® paint; Delta® and Hansgrohe® faucets, bath and shower fixtures; Kichler® decorative and outdoor lighting; and HotSpring® spas. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders. For more information about Masco Corporation, visit www.masco.com.

The 2020 first quarter supplemental material, including a presentation in PDF format, is available on Masco’s website at www.masco.com.

Conference Call Details

A conference call regarding items contained in this release is scheduled for Wednesday, April 29, 2020 at 8:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (855) 226-2726 (855-22MASCO) and from outside the U.S. at (706) 679-3614. Please use the conference identification number 2137448. The conference call will be webcast simultaneously and in its entirety through Masco’s website. Shareholders, media representatives and others interested in Masco may participate in the webcast by registering through the Investor Relations section on Masco’s website.

A replay of the call will be available on Masco’s website or by phone by dialing (855) 859-2056 and from outside the U.S. at (404) 537-3406. Please use the conference identification number 2137448. The telephone replay will be available approximately two hours after the end of the call and continue through May 29, 2020.

Safe Harbor Statement

This press release contains statements that reflect our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “outlook,” “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast,” and similar references to future periods. Our views about future performance involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements.

Our future performance may be affected by the levels of residential repair and remodel activity and new home construction, our ability to maintain our strong brands and reputation and to develop innovative products, our ability to maintain our competitive position in our industries, our reliance on key customers, the length and severity of the ongoing COVID-19 pandemic, including its impact on domestic and international economic activity, consumer demand for our products, our production capabilities, our employees and our supply chain; the cost and availability of materials and the imposition of tariffs, our dependence on third-party suppliers, risks associated with our international operations and global strategies, our ability to achieve the anticipated benefits of our strategic initiatives, our ability to successfully execute our acquisition strategy and integrate businesses that we have and may acquire, our ability to attract, develop and retain talented personnel, risks associated with our reliance on information systems and technology, and our ability to achieve the anticipated benefits from our investments in new technology. These and other factors are discussed in detail in Item 1A "Risk Factors" of this Report. Any forward-looking statement made by us speaks only as of the date on which it was made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact

David Chaika
Vice President, Treasurer and Investor Relations
313.792.5500
david_chaika@mascohq.com
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MASCO CORPORATION
Condensed Consolidated Statements of Operations - Unaudited
For the Three Months Ended March 31, 2020 and 2019

(in millions, except per common share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$1,581	$1,513
Cost of sales	1,034	991
Gross profit	547	522

Selling, general and administrative expenses	322	316
Impairment charge for other intangible assets	—	9
Operating profit	225	197

Other income (expense), net:
Interest expense	(35)	(39)
Other, net	(16)	(5)
	(51)	(44)
Income from continuing operations before income taxes	174	153

Income tax expense	33	35
Income from continuing operations	141	118

Income from discontinued operations, net	397	9
Net income	538	127

Less: Net income attributable to noncontrolling interest	8	11
Net income attributable to Masco Corporation	$530	$116

Income per common share attributable to Masco Corporation (diluted):
Income from continuing operations	$0.48	$0.36
Income from discontinued operations, net	1.44	0.03
Net income	$1.92	$0.39

Average diluted common shares outstanding	274	294

Amounts attributable to Masco Corporation:
Income from continuing operations	$133	$107
Income from discontinued operations, net	397	9
Net income attributable to Masco Corporation	$530	$116

Historical information is available on our website.

MASCO CORPORATION
Exhibit A: Reconciliations - Unaudited
For the Three Months Ended March 31, 2020 and 2019

(in millions, except per common share data)

	Three Months Ended March 31,
	2020	2019
Gross Profit, Selling, General and Administrative Expenses, and Operating Profit Reconciliations

Net sales	$1,581	$1,513

Gross profit, as reported	$547	$522
Rationalization charges	3	—
Gross profit, as adjusted	$550	$522

Gross margin, as reported	34.6%	34.5%
Gross margin, as adjusted	34.8%	34.5%

Selling, general and administrative expenses, as reported	$322	$316

Selling, general and administrative expenses as percent of net sales, as reported	20.4%	20.9%

Operating profit, as reported	$225	$197
Rationalization charges	3	—
Impairment charge for other intangible assets	—	9
Operating profit, as adjusted	$228	$206

Operating margin, as reported	14.2%	13.0%
Operating margin, as adjusted	14.4%	13.6%

	Three Months Ended March 31,
	2020	2019
Income Per Common Share Reconciliations

Income from continuing operations before income taxes, as reported	$174	$153
Rationalization charges	3	—
Impairment charge for other intangible assets	—	9
Pension costs associated with expected terminated plans	6	—
Income from continuing operations before income taxes, as adjusted	183	162
Tax at 26% rate	(48)	(42)
Less: Net income attributable to noncontrolling interest	8	11
Income from continuing operations, as adjusted	$127	$109

Income from continuing operations per common share, as adjusted	$0.46	$0.37

Average diluted common shares outstanding	274	294

Historical information is available on our website.

MASCO CORPORATION
Condensed Consolidated Balance Sheets and Other Financial Data - Unaudited
March 31, 2020 and December 31, 2019

(dollars in millions)

	March 31, 2020	December 31, 2019
Balance Sheet
Assets
Current Assets:
Cash and cash investments	$767	$697
Receivables	1,142	997
Prepaid expenses and other	80	90
Inventories	756	754
Assets held for sale	—	173
Total Current Assets	2,745	2,711

Property and equipment, net	861	878
Operating lease right-of-use assets	171	176
Goodwill	518	509
Other intangible assets, net	264	259
Other assets	281	139
Assets held for sale	—	355
Total Assets	$4,840	$5,027

Liabilities
Current Liabilities:
Accounts payable	$743	$697
Notes payable	5	2
Accrued liabilities	756	700
Liabilities held for sale	—	149
Total Current Liabilities	1,504	1,548

Long-term debt	2,771	2,771
Noncurrent operating lease liabilities	157	162
Other liabilities	573	589
Liabilities held for sale	—	13
Total Liabilities	5,005	5,083

Equity	(165)	(56)
Total Liabilities and Equity	$4,840	$5,027

	As of March 31,
	2020	2019
Other Financial Data
Working Capital Days
Receivable days	58	60
Inventory days	66	76
Payable days	71	70
Working capital	$1,155	$1,219
Working capital as a % of sales (LTM)	17.0%	18.3%

Historical information is available on our website.

MASCO CORPORATION
Condensed Consolidated Statements of Cash Flows and Other Financial Data - Unaudited
For the Three Months Ended March 31, 2020 and 2019

(dollars in millions)

	Three Months Ended March 31,
	2020	2019
Cash Flows From (For) Operating Activities:
Cash provided by operating activities	$7	$183
Working capital changes	(99)	(314)
Net cash for operating activities	(92)	(131)

Cash Flows From (For) Financing Activities:
Purchase of Company common stock	(602)	(116)
Proceeds from revolving credit borrowings, net	—	87
Cash dividends paid	(37)	(35)
Proceeds from the exercise of stock options	20	9
Employee withholding taxes paid on stock-based compensation	(22)	(14)
Increase (decrease) in debt, net	2	(1)
Credit Agreement and other financing costs	—	(2)
Net cash for financing activities	(639)	(72)

Cash Flows From (For) Investing Activities:
Capital expenditures	(24)	(38)
Acquisition of business, net of cash acquired	(24)	—
Proceeds from disposition of business, net of cash disposed	853	—
Other, net	2	—
Net cash from (for) investing activities	807	(38)

Effect of exchange rate changes on cash and cash investments	(6)	(2)

Cash and Cash Investments:
Increase (decrease) for the period	70	(243)
At January 1	697	559
At March 31	$767	$316

	As of March 31,
	2020	2019
Liquidity
Cash and cash investments	$767	$316
Revolver availability	1,000	913
Total Liquidity	$1,767	$1,229

Historical information is available on our website.

MASCO CORPORATION
Segment Data - Unaudited
For the Three Months Ended March 31, 2020 and 2019

(dollars in millions)

	Three Months Ended March 31,
	2020	2019	Change
Plumbing Products
Net sales	$955	$940	2%

Operating profit, as reported	$157	$153
Operating margin, as reported	16.4%	16.3%

Rationalization charges	2	—
Operating profit, as adjusted	159	153
Operating margin, as adjusted	16.6%	16.3%

Depreciation and amortization	20	19
EBITDA, as adjusted	$179	$172

Decorative Architectural Products
Net sales	$626	$573	9%

Operating profit, as reported	$95	$73
Operating margin, as reported	15.2%	12.7%

Rationalization charges	1	—
Impairment charge for other intangible assets	—	9
Operating profit, as adjusted	96	82
Operating margin, as adjusted	15.3%	14.3%

Depreciation and amortization	11	10
EBITDA, as adjusted	$107	$92

Total
Net sales	$1,581	$1,513	4%

Operating profit, as reported - segment	$252	$226
General corporate expense, net	(27)	(29)
Operating profit, as reported	225	197
Operating margin, as reported	14.2%	13.0%

Rationalization charges - segment	3	—
Impairment charge for other intangible assets	—	9
Operating profit, as adjusted	228	206
Operating margin, as adjusted	14.4%	13.6%

Depreciation and amortization - segment	31	29
Depreciation and amortization - non-operating	2	2
EBITDA, as adjusted	$261	$237

Historical information is available on our website.

MASCO CORPORATION
North American and International Data - Unaudited
For the Three Months Ended March 31, 2020 and 2019

(dollars in millions)

	Three Months Ended March 31,
	2020	2019	Change
North American
Net sales	$1,258	$1,171	7%

Operating profit, as reported	$210	$181
Operating margin, as reported	16.7%	15.5%

Rationalization charges	3	—
Impairment charge for other intangible assets	—	9
Operating profit, as adjusted	213	190
Operating margin, as adjusted	16.9%	16.2%

Depreciation and amortization	20	20
EBITDA, as adjusted	$233	$210

International
Net sales	$323	$342	(6)%

Operating profit, as reported	$42	$45
Operating margin, as reported	13.0%	13.2%

Depreciation and amortization	11	9
EBITDA	$53	$54

Total
Net sales	$1,581	$1,513	4%

Operating profit, as reported - segment	$252	$226
General corporate expense, net	(27)	(29)
Operating profit, as reported	225	197
Operating margin, as reported	14.2%	13.0%

Rationalization charges - segment	3	—
Impairment charge for other intangible assets	—	9
Operating profit, as adjusted	228	206
Operating margin, as adjusted	14.4%	13.6%

Depreciation and amortization - segment	31	29
Depreciation and amortization - non-operating	2	2
EBITDA, as adjusted	$261	$237

Historical information is available on our website.